Scholastic Reports Fourth Quarter and Fiscal 2024 Results

Advanced Long-Term Growth Strategy and Investments, While Navigating Increased Spending Headwinds in School-Based Businesses in Fourth Quarter

Returned Over $181 Million to Shareholders and Advanced 360-Degree Content Strategy with Addition of 9 Story Media Group in Fiscal 2024

Targeting Modest Growth in Fiscal 2025, With Continued Investment in Growth Initiatives and Cost Management

New York – July 18, 2024 - Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal fourth quarter and full year ended May 31, 2024.
Peter Warwick, President and Chief Executive Officer, said, “Scholastic made significant progress last quarter advancing our 360-degree content creation strategy, as we expand our opportunities as a global children’s media company. With the addition of the award-winning 9 Story Media Group to our portfolio, announced in March and closed last month, our new Scholastic Entertainment segment has gained industry-leading production, distribution and licensing capabilities, an extensive children’s content library, and a highly talented team. After only a month, the combined business is already executing on an expanded development and production slate, updating franchise and licensing plans for top Scholastic brands, and planning to leverage 9 Story’s strong YouTube presence and expertise across Scholastic’s content.
“Scholastic Trade Publishing, where the company’s beloved content begins, continued to prove its success in building global franchises. The spring release of the twelfth book in Dav Pilkey’s Dog Man® series reached the number one best-selling spot across all book categories in the U.S., Canada, Ireland, Australia and New Zealand and the top children’s book spot in the U.K., also driving strong sales of earlier titles in the series. Another Dog Man title in fiscal 2025 and the release of the Dog Man movie in theaters worldwide in January 2025 are exciting elements of the coming year’s plan. Sunrise on the Reaping, the highly anticipated fifth book in Suzanne Collins’ worldwide bestselling Hunger Games® series, will also be published by Scholastic simultaneously in the U.S., Canada, U.K., Australia and New Zealand in March 2025.
“In our seasonally important fourth quarter, a slowdown in supplemental curriculum purchases by schools and increasing pressure on consumer spending, as seen across the economy, impacted sales in Scholastic’s Education Solutions and School Book Fairs businesses, respectively. We took steps to carefully manage and align operating expenses in response, while protecting investment in long-term growth opportunities, but these factors caused Scholastic’s fourth quarter revenue and profit to come in below our expectations. Despite the cyclical headwinds, these two trusted channels to families and educators continued to execute well, with robust fair bookings and transaction sizes in Book Fairs. In Education Solutions, we made progress developing new literacy products, leveraging Scholastic’s engaging content and strong brand.
“As we begin a new fiscal year, we remain focused on realizing Scholastic’s substantial multi-year opportunity to address the large, broader market for trusted children’s books, reading and media. Though the external environment will continue to pressure results in fiscal 2025, we expect to begin seeing the benefit of our strategic investments, especially in children’s IP, as we pursue accelerated growth and margin targets for the next three to five years with continued investment in our key growth initiatives. Supported by our businesses’ operating leverage and free cash flow conversion, we are committed to continuing to invest in these opportunities, while maintaining a strong, efficient balance sheet and returning excess cash to shareholders through our dividend and continued share repurchases.”

Outlook

The Company expects fiscal 2025 revenue growth of 4% to 6% and is targeting Adjusted EBITDA (as defined in the accompanying tables) of $140 to $150 million, reflecting the partial-year contribution of 9 Story Media Group, partially offset by continuing spending on key growth initiatives and the impact of ongoing pressure on consumer and school spending. In its fiscal first quarter, the Company expects a seasonal loss approximately in line with the prior year.

Fiscal 2024 Q4 Review

In $ millions	Fourth Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$474.9	$528.3	$(53.4)	(10)%

Operating income (loss)	$47.2	$92.0	$(44.8)	(49)%
Earnings (loss) before taxes	$47.3	$95.6	$(48.3)	(51)%
Diluted earnings (loss) per share	$1.23	$2.26	$(1.03)	(46)%

Operating income (loss), ex. one-time items*	$66.8	$92.0	$(25.2)	(27)%
Diluted earnings (loss) per share, ex. one-time items *	$1.73	$2.26	$(0.53)	(23)%

Adjusted EBITDA*	$90.7	$115.0	$(24.3)	(21)%

* Please refer to the non-GAAP financial tables attached

Revenues decreased 10% to $474.9 million primarily driven by lower U.S. Book Club revenues as a result of the resizing efforts to create a smaller, more profitable core business. In addition revenues decreased due to lower supplemental curriculum product sales in Education Solutions and lower revenue per fair in the U.S. Book Fairs channel, both resulting from increased pressures on customer spending.

Operating Income decreased 49% to $47.2 million in the quarter, while Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased 21% to $90.7 million. These results primarily reflect lower operating income in the Education Solutions segment due to the decrease in revenues on relatively consistent operating expenses. Operating income was also adversely affected by the lower revenues in U.S. Book Fairs as changes in revenue per fair have a significant impact on profitability.

Quarterly Results

Children’s Book Publishing and Distribution
In the fiscal fourth quarter, the Children’s Book Publishing and Distribution segment’s revenues decreased 9% to $266.0 million.

•Book Fairs revenues were $169.5 million, down 6% from the prior year period reflecting lower revenue per fair, partially offset by an increase in fair count. The addition of smaller fairs and increased pressure on consumer spending has resulted in a decrease in average revenue per fair from prior year’s record levels which more than offset the benefits of increased fair count.

•Book Clubs revenues were $14.4 million, a decline of 45% as the Company seeks to shift to a smaller, more profitable core business.

•Consolidated Trade revenues were $82.1 million, down 3% primarily a result of the prior year release of Eva the Owlet™ TV series, which did not repeat in the current period. Excluding revenues from Scholastic Entertainment, revenues increased 3% driven by the strong performance of the Company’s global brands, such as Dav Pilkey’s Dog Man series.

Scholastic Entertainment, currently reported as part of Children’s Book Publishing and Distribution, will be combined with 9 Story Media Group, the addition of which closed subsequent to year end, in a new Entertainment reporting segment, beginning in fiscal 2025.

Adjusted segment operating income was $49.9 million, excluding $6.3 million of one-time charges, compared to $58.4 million in prior period, primarily driven by lower revenue per fair in Book Fairs which, given this businesses’ high operating leverage, has a significant impact on profitability.

Education Solutions

Education Solutions segment revenues decreased 17% to $135.7 million, primarily due to lower sales of supplemental instructional materials, reflecting lower spending by many districts implementing new core curricula and science of reading-based approaches to literacy instruction. This was partially offset by increased sales to non-school partners of community and extended learning programs to support childhood literacy.

Adjusted segment operating income was $35.6 million, excluding $6.1 million of one-time charges, compared to $55.0 million in prior period, primarily driven by the decrease in revenues on relatively consistent operating expenses. Costs associated with on-going investment in a comprehensive product plan continue in anticipation of a cyclical return of spending on supplemental products.

International
Excluding unfavorable foreign currency exchange of $0.4 million, International revenues declined 4% or $2.7 million resulting from lower trade channel sales in Asia and Australia. This was partially offset by increased revenues in U.K. book fairs.

Operating income was $1.8 million, excluding $2.6 million of one-time charges, compared to $2.2 million in the prior year period. Operating income declines in Asia were partially offset by higher profitability in Canada on continued operational improvements.

Overhead

Adjusted overhead costs improved to $20.5 million, excluding $4.6 million in one-time charges, compared to $23.6 million in the prior year period as unallocated overhead costs benefited from lower employee-related expense.

Fiscal 2024 Full Year Review

In $ millions	Full Year		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$1,589.7	$1,704.0	$(114.3)	(7)%

Operating income (loss)	$14.5	$106.3	$(91.8)	(86)%
Earnings (loss) before taxes	$16.2	$112.4	$(96.2)	(86)%
Diluted earnings (loss) per share	$0.40	$2.49	$(2.09)	(84)%

Operating income (loss), ex. one-time items*	$44.7	$106.3	$(61.6)	(58)%
Diluted earnings (loss) per share, ex. one-time items *	$1.14	$2.49	$(1.35)	(54)%

Adjusted EBITDA*	$136.9	$196.3	$(59.4)	(30)%
* Please refer to the non-GAAP financial tables attached

Revenues decreased 7% to $1,589.7 million, primarily driven by lower sales in the Children’s Books segment, as a result of the strategic resizing of Book Clubs and modestly lower revenue per fair in Book Fairs. Revenues were also impacted by softness in Education Solutions, driven by lower sales of supplemental instructional materials, partly offset by increases in sales to non-school partners.

Operating Income was $14.5 million, including $30.2 million in one-time charges, compared to $106.3 million primarily resulting from lower revenues and continued spending on new product development and go-to-market initiatives in the Education Solutions segment, as well as lower revenues and decreased operating leverage in Children’s Books.

Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased 30% to $136.9 million primarily reflecting lower operating income, as previously mentioned.

Capital Position and Liquidity

In $ millions	Full Year		Change
	Fiscal 2024	Fiscal 2023	$	%
Net cash provided by operating activities	$154.6	$148.9	$5.7	4%
Additions to property, plant and equipment and prepublication expenditures	(81.2)	(88.9)	7.7	9%
Free cash flow (use)*	$73.4	$60.0	$13.4	22%

Net cash (debt)*	$107.7	$218.5	$(110.8)	(51)%
* Please refer to the non-GAAP financial tables attached

For the fiscal year Net cash provided by operating activities increased $5.7 million compared to the prior period. This was primarily driven by lower inventory purchases as a result of improved inventory lead times, lower inbound freight and manufacturing costs and inventory management efforts, which more than offset the impact of lower earnings, including higher one-time expenses, in the current year.

In fiscal 2024, the Company distributed $24.7 million in dividends, including $5.8 million in the fourth quarter, and repurchased 3,993,576 shares of its common stock for $156.8 million.

There is currently $86.6 million authorized for repurchases of the Company’s common stock under its stock repurchase program. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, July 18, 2024. Peter Warwick, Scholastic President and Chief Executive Officer, and Haji Glover, the Company’s Chief Financial Officer, Executive Vice President, will moderate the call.

A live webcast of the call can be accessed at https://edge.media-server.com/mmc/p/8djr6fe4/. To access the conference call by phone, please go to https://register.vevent.com/register/BIa75252ac51374d72bcbc63268f196407, which will provide dial-in details. To avoid delays, participants are encouraged to dial into the conference call five minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will be posted at investor.scholastic.com.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Twelve months ended
	05/31/24	05/31/23	05/31/24	05/31/23
Revenues	$474.9	$528.3	$1,589.7	$1,704.0
Operating costs and expenses:
Cost of goods sold	192.3	220.4	705.1	786.4
Selling, general and administrative expenses (1)	210.9	202.2	803.0	756.6
Depreciation and amortization	15.0	13.7	57.1	54.7
Asset impairments and write downs (2)	9.5	—	10.0	—
Total operating costs and expenses	427.7	436.3	1,575.2	1,597.7
Operating income (loss)	47.2	92.0	14.5	106.3
Interest income (expense), net	0.3	3.5	2.7	5.8
Other components of net periodic benefit (cost)	(0.2)	0.1	(1.0)	0.3
Earnings (loss) before income taxes	47.3	95.6	16.2	112.4
Provision (benefit) for income taxes (3)	11.4	19.8	4.1	25.9
Net income (loss)	35.9	75.8	12.1	86.5
Less: Net income (loss) attributable to noncontrolling interest	—	0.1	—	0.2
Net income (loss) attributable to Scholastic Corporation	$35.9	$75.7	$12.1	$86.3
Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$1.26	$2.33	$0.41	$2.56
Diluted	$1.23	$2.26	$0.40	$2.49
Basic weighted average shares outstanding	28,511	32,585	29,557	33,780
Diluted weighted average shares outstanding	29,228	33,498	30,361	34,732

(1) In the three and twelve months ended May 31, 2024, the Company recognized pretax costs related to its planned investment in 9 Story Media Group of $6.3 and $9.3, respectively, and pretax costs, primarily severance, related to restructuring and cost-savings initiatives of $3.8 and $10.9, respectively.

(2) In the three and the twelve months ended May 31, 2024, the Company recognized pretax asset impairment of $6.1 related to certain education products and $3.4 and $3.9, respectively, primarily related to the early exit of certain leased office space in the U.S. and Canada.

(3) In the three and twelve months ended May 31, 2024, the Company recognized a benefit of $5.0 and $7.7, respectively, for income taxes in respect to one-time pretax items.

(4) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Twelve months ended		Change
	05/31/24	05/31/23	$	%	05/31/24	05/31/23	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$14.4	$26.2	$(11.8)	(45)%	$62.7	$117.8	$(55.1)	(47)%
Book Fairs	169.5	180.5	(11.0)	(6)%	541.6	553.1	(11.5)	(2)%
School Reading Events	183.9	206.7	(22.8)	(11)%	604.3	670.9	(66.6)	(10)%
Consolidated Trade	82.1	84.3	(2.2)	(3)%	350.9	367.1	(16.2)	(4)%
Total Revenues	266.0	291.0	(25.0)	(9)%	955.2	1,038.0	(82.8)	(8)%
Operating income (loss)	43.6	58.4	(14.8)	(25)%	112.1	143.4	(31.3)	(22)%
Operating margin	16.4%	20.1%			11.7%	13.8%

Education Solutions
Revenues	135.7	163.4	(27.7)	(17)%	351.2	386.6	(35.4)	(9)%
Operating income (loss)	29.5	55.0	(25.5)	(46)%	15.8	58.4	(42.6)	(73)%
Operating margin	21.7%	33.7%			4.5%	15.1%

International
Revenues	70.8	73.9	(3.1)	(4)%	273.6	279.4	(5.8)	(2)%
Operating income (loss)	(0.8)	2.2	(3.0)	(136)%	(6.9)	(3.6)	(3.3)	(92)%
Operating margin	NM	3.0%			NM	NM

Overhead
Operating income (loss)	(25.1)	(23.6)	(1.5)	(6)%	(106.5)	(91.9)	(14.6)	(16)%

Operating income (loss)	$47.2	$92.0	$(44.8)	(49)%	$14.5	$106.3	$(91.8)	(86)%
NM - Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	05/31/24	05/31/23
Cash and cash equivalents	$113.7	$224.5
Accounts receivable, net	235.0	278.0
Inventories, net	264.2	334.5
Accounts payable	138.5	170.9
Deferred revenue	161.1	169.1
Accrued royalties	48.5	52.8
Lines of credit and current portion of long-term debt	6.0	6.0
Long-term debt	—	—
Total debt	6.0	6.0
Net cash (debt) (1)	107.7	218.5
Total stockholders’ equity	1,018.1	1,164.5

Selected Cash Flow Items
	Three months ended		Twelve months ended
	05/31/24	05/31/23	05/31/24	05/31/23
Net cash provided by (used in) operating activities	$69.9	$120.0	$154.6	$148.9
Less:
Additions to property, plant and equipment	14.6	25.2	58.4	62.0
Prepublication expenditures	5.6	9.1	22.8	26.9
Free cash flow (use) (2)	$49.7	$85.7	$73.4	$60.0

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results - Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	05/31/2024			05/31/2023
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$1.23	$0.51	$1.73	$2.26	$—	$2.26
Net income (loss) (2)	$35.9	$14.6	$50.5	$75.7	$—	$75.7
Earnings (loss) before income taxes	$47.3	$19.6	$66.9	$95.6	$—	$95.6

Children’s Book Publishing and Distribution (3)	$43.6	$6.3	$49.9	$58.4	$—	$58.4
Education Solutions (4)	29.5	6.1	35.6	55.0	—	55.0
International (5)	(0.8)	2.6	1.8	2.2	—	2.2
Overhead (6)	(25.1)	4.6	(20.5)	(23.6)	—	(23.6)
Operating income (loss)	$47.2	$19.6	$66.8	$92.0	$—	$92.0

	Twelve months ended
	05/31/2024			05/31/2023
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$0.40	$0.76	$1.14	$2.49	$—	$2.49
Net income (loss) (2)	$12.1	$22.5	$34.6	$86.3	$—	$86.3
Earnings (loss) before income taxes	$16.2	$30.2	$46.4	$112.4	$—	$112.4

Children’s Book Publishing and Distribution (3)	$112.1	$9.8	$121.9	$143.4	$—	$143.4
Education Solutions (4)	15.8	6.1	21.9	58.4	—	58.4
International (5)	(6.9)	3.8	(3.1)	(3.6)	—	(3.6)
Overhead (6)	(106.5)	10.5	(96.0)	(91.9)	—	(91.9)
Operating income (loss)	$14.5	$30.2	$44.7	$106.3	$—	$106.3

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2) In the three and twelve months ended May 31, 2024, the Company recognized a benefit of $5.0 and $7.7, respectively, for income taxes in respect to one-time pretax items.

(3) In the three and twelve months ended May 31, 2024, the Company recognized pretax costs related to its planned investment in 9 Story Media Group of $6.3 and $9.3, respectively, and pretax asset impairment of $0.0 and $0.5, respectively, related to an early exit of a sales office lease.

(4) In the three and twelve months ended May 31, 2024, the Company recognized pretax impairment of $6.1, related to certain education products.

(5) In the three and twelve months ended May 31, 2024, the Company recognized pretax costs, primarily severance, of $1.5 and $2.7, respectively, related to restructuring and cost-savings initiatives and pretax impairment of $1.1 primarily related to the early exit of an office lease in Canada.

(6) In the three and twelve months ended May 31, 2024, the Company recognized pretax severance of $2.3 and $8.2, respectively, related to restructuring and cost-savings initiatives and pretax impairment of $2.3 related to the early exit of an office lease.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	05/31/24	05/31/23
Earnings (loss) before income taxes as reported	$47.3	$95.6
One-time items before income taxes	19.6	—
Earnings (loss) before income taxes excluding one-time items	66.9	95.6
Interest (income) expense	(0.3)	(3.5)
Depreciation and amortization (1)	17.8	16.3
Amortization of prepublication costs	6.3	6.6
Adjusted EBITDA (2)	$90.7	$115.0

	Twelve months ended
	05/31/24	05/31/23
Earnings (loss) before income taxes as reported	$16.2	$112.4
One-time items before income taxes	30.2	—
Earnings (loss) before income taxes excluding one-time items	46.4	112.4
Interest (income) expense	(2.7)	(5.8)
Depreciation and amortization (1)	67.0	64.6
Amortization of prepublication costs	26.2	25.1
Adjusted EBITDA (2)	$136.9	$196.3

(1) For the three and twelve months ended May 31, 2024, amounts include depreciation of $0.6 and $2.3, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.2, respectively, and amortization of capitalized cloud software of $2.2 and $7.4, respectively, recognized in selling, general and administrative expenses. For the three and twelve months ended May 31, 2023, amounts include depreciation of $0.8 and $3.3, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.3, respectively, and amortization of capitalized cloud software of $1.7 and $6.3, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Table 6

Scholastic Corporation
Revenues & Adjusted EBITDA by Segment & Historical 9 Story Media Group
(Unaudited)
(In $ Millions)

	Twelve months ended
	05/31/24
	CBPD (1) (2)	EDUC (1)	INTL (1)	OVH (1)	9 Story (3)
Revenues	$955.2	$351.2	$273.6	$9.7	$81.7

Earnings (loss) before income taxes as reported	$112.0	$15.8	$(8.3)	$(103.3)	$(15.9)
One-time items before income taxes	9.8	6.1	3.8	10.5	8.7
Earnings (loss) before income taxes excluding one-time items	121.8	21.9	(4.5)	(92.8)	(7.2)
Interest (income) expense	0.2	—	(0.2)	(2.7)	2.7
Depreciation and amortization (4)	24.9	14.0	5.5	22.6	16.5
Amortization of prepublication costs	7.3	17.0	1.9	—	—
Adjusted EBITDA (5)	$154.2	$52.9	$2.7	$(72.9)	$12.0

	Twelve months ended
	05/31/23
	CBPD (1) (2)	EDUC (1)	INTL (1)	OVH (1)	9 Story (3)
Revenues	$1,038.0	$386.6	$279.4	$—	$114.6

Earnings (loss) before income taxes as reported	$143.4	$58.3	$(4.0)	$(85.3)	$(4.1)
One-time items before income taxes	—	—	—	—	10.0
Earnings (loss) before income taxes excluding one-time items	143.4	58.3	(4.0)	(85.3)	5.9
Interest (income) expense	—	—	0.2	(6.0)	1.9
Depreciation and amortization (4)	26.9	13.7	5.7	18.3	17.4
Amortization of prepublication costs	7.6	15.8	1.7	—	—
Adjusted EBITDA (5)	$177.9	$87.8	$3.6	$(73.0)	$25.2

(1) The Company’s segments are defined as the following: CBPD - Children's Book Publishing and Distribution segment; EDUC - Education Solutions segment; INTL - International segment; OVH - unallocated overhead.

(2) The Children’s Book Publishing and Distribution segment includes results for Scholastic Entertainment Inc. (SEI), which will be recategorized into the new Entertainment segment beginning in fiscal 2025. In the twelve months ended May 31, 2024, SEI contributed revenues of $1.9, a loss before income taxes excluding one-time items of $1.9, and Adjusted EBITDA loss of $1.6. In the twelve months ended May 31, 2023, SEI contributed revenues of $19.0, income before income taxes excluding one-time items of $1.2, and Adjusted EBITDA of $1.5.

(3) Represents historical financial data for 9 Story Media Group, adjusted for differences between IFRS and US GAAP and conformed to the Scholastic fiscal year period. This does not include pro forma adjustments as the purchase accounting is not yet complete. One-time items before income taxes represent severance expenses related to restructuring events as well as lease and library content impairments. Interest (income) expense includes production loan interest amortized into Cost of sales. 9 Story Media Group results will be consolidated with SEI in a new Entertainment segment.

(4) Depreciation and amortization in the Children’s Book Publishing and Distribution, Education Solutions and International segments includes amounts allocated from overhead.

(5) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.